Exhibit 10.1

KALOBIOS PHARMACEUTICALS, INC.
2012 EQUITY INCENTIVE PLAN
NOTICE OF STOCK UNIT AWARD

You have been granted Stock Units representing shares of common stock of KaloBios Pharmaceuticals, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of Stock Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:

The first «CliffPercent»% of the Stock Units subject to this award will vest when you complete «CliffPeriod» months of continuous Service (as defined in the Plan) after the Vesting Commencement Date. [Thereafter, an additional «IncrementPercent»% of the Stock Units subject to this award will vest when you complete each additional «IncrementPeriod»-month period of continuous Service.] [If the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, then, to the extent the Stock Units have not yet become vested, they will vest with respect to 100% of the unvested shares immediately prior to consummation of the Change in Control.](1)

You and the Company agree that these Stock Units are granted under and governed by the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to, and made a part of, this document.

You further agree to accept by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, it will notify you by email.

You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

(1)  For outside directors only.

RECIPIENT	KALOBIOS PHARMACEUTICALS, INC.

By:

Title:

2

KALOBIOS PHARMACEUTICALS, INC.
2012 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

Grant of Stock Units

Subject to all of the terms and conditions set forth in the Notice of Stock Unit Award, this Stock Unit Agreement (the “Agreement”) and the Plan, the Company has granted to you the number of Stock Units set forth in the Notice of Stock Unit Award.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Unit Award or the Plan.

Payment for Stock Units	No payment is required for the Stock Units that you are receiving.

Vesting	The Stock Units vest in accordance with the vesting schedule set forth in the Notice of Stock Unit Award. No additional Stock Units will vest after your Service has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then your Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any Stock Units that have not vested under this Agreement will be cancelled immediately. You will not receive any payment for Stock Units that are forfeited. The Company determines when your Service terminates for all purposes of your Stock Units.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of Stock Units

Each Stock Unit will be settled on the first Permissible Trading Day that occurs on or after the day when the Stock Unit vests. However, each Stock Unit must be settled not later than March 15th of the calendar year following the calendar year in which the Stock Unit vests.

At the time of settlement, you will receive one Common Share for each vested Stock Unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of a Common Share at the time of settlement.

No fractional shares will be issued upon settlement.

“Permissible Trading Day”

“Permissible Trading Day” means a day that satisfies each of the following requirements:

•      The Nasdaq Global Market is open for trading on that day;

•      You are permitted to sell Common Shares on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended;

•      Either (a) you are not in possession of material non-public information that would make it illegal for you to sell Common Shares on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable;

•      Under the Company’s Insider Trading Policy, you are permitted to sell Company Shares on that day; and

•      You are not prohibited from Company Shares on that day by a written agreement between you and the Company or a third party.

Section 409A

This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) and it is determined that settlement of these Stock Units is not exempt from Code Section 409A. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any Stock Units that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

Each installment of Stock Units that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Stock Units

Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares (or distribute cash) on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Stock Units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing Common Shares.

Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan.

Beneficiary Designation

You may dispose of your Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested Stock Units that you hold at the time of your death.

Withholding Taxes

No stock certificates (or their electronic equivalent) or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of your Stock Units. If withholding obligations apply, you may satisfy these withholding obligations by paying cash to the Company. At the discretion of the Company, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding Common Shares that otherwise would be issued to you when the Stock Units are settled with a fair market value no greater than the minimum amount required to be withheld by law, (c) surrendering Common Shares that you previously acquired with a fair market value no greater than the minimum amount required to be withheld by law, or (d) withholding cash from other compensation. The fair market value of withheld or surrendered Common Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable Stock Units.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Retention Rights

Your award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your Stock Units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Significant Corporate Transactions

If the Company is a party to a merger, consolidation, or certain change in control transactions, then your Stock Units will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your Stock Units from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the Common Shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.